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                                                                     EXHIBIT 5.1






                                November 27, 2000



United Auto Group, Inc.
13400 Outer Drive West, Suite B-36
Detroit, Michigan  48239

Ladies and Gentlemen:

         I have represented United Auto Group, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,000,000 of the Company's Voting Common Stock, par value $0.0001, (the " Common Stock"), issued or to be issued pursuant to (a) the United Auto Group, Inc. Stock Option Plan, as amended (the "Plan"), or (b) options granted under the Plan.

         Based upon my examination of such documents and other matters as I deem relevant, it is my opinion that the shares of Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, (a) when issued and granted by the Company in accordance with the Plan or (b) when issued and sold by the Company in accordance with options granted under the Plan, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                            Very truly yours,

                                            /s/ ROBERT H. KURNICK, JR.

                                            Robert H. Kurnick, Jr.


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